Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call
Moderator: Peter Cuneo
May 5, 2008
9:00 a.m. EDT

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Marvel first quarter conference call.  During the presentation, all participants will be in a listen-only mode.  Afterwards, we will conduct a Q&A session.  At that time if you wish to register for a question, you may please press the 1 followed by the 4 on your telephone.  If at any time during the conference you need to reach an operator, please press star zero. And as a reminder this conference is being recorded Monday, May 5, 2008.  It is now my pleasure to introduce Peter Cuneo, Vice Chairman of the Marvel Board. Please go ahead, sir.

Peter Cuneo
Thank you, Operator. Good morning, everyone and welcome to Marvel Entertainment’s first-quarter conference call. As mentioned, I’m Peter Cuneo and today we also have speaking David Maisel, the Chairman of Marvel Studios; John Turitzin, Executive VP; and Ken West, our Chief Financial Officer.

Our agenda today includes, of course, first reading our Safe Harbor agreement. We will then have some prepared comments from Ken West and then from David Maisel, and then of course we’ll open the line for questions-and-answers. We’ll start with the Safe Harbor.

Voice
Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations, and financial guidance, are forward-looking. While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K, and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo
Thank you very much. Now, Ken West.

Kenneth West
Thanks, Peter and good morning, everyone. Marvel’s first-quarter results were issued earlier this morning, and we provided a lot of detail in the press release, so I’ll just review the highlights with you now.

Net income amounted to $45.2 million for Q1 ‘08 as compared to $46.8 million for Q1 ‘07, despite lower revenue, and that amounted to $112.6 million for this quarter versus $151.4 million last year’s first quarter, resulting in diluted earnings per share of $0.58, an increase of $0.04 per share over last year’s first quarter due to a reduced number of weighted average shares outstanding.

As we hope we made clear in this morning’s news release, effective Q1 Marvel ended its remaining in-house toy operations and eliminated our segment reporting for toys.  Income from Hasbro, which previously was reported in the toy segment, is now reported within domestic and international consumer products licensing, and I will break them out by geography to help you analyze their impact.

Of the $8.3 million contribution from Hasbro in this Q1 of ’08, $5.9 million was recorded within domestic consumer products and $2.4 million was reflected in international consumer products.

Let’s now turn to our licensing segment. When we reported our Q4 ‘07 results, we disclosed the settlement gains associated with two interactive licenses that were terminated.  Of these gains, $19 million has been classified as other income in our Q1 ‘08.  Because this license income has not been classified as license revenue, it has brought our licensing segment operating margin above 100%.  Had these settlement gains been classified as revenues, the licensing segment operating margin would have been 82% as compared to the licensing segment operating margin of 83% in the comparable period of 2007.

As expected, the publishing segment’s first quarter results were not as strong as Q1 ‘07 principally due to the timing of major editorial events.  Unlike 2007, the 2008 line-wide event, Secret Invasion, does not roll into full swing until late Q2 of ‘08, whereas in quarter one of ’07, it was wrapping up the Civil War mega-event, which included three of the top-selling comics of 2007, which includes Captain America #25, which was the Death of Captain America, Marvel Civil War #6 and Marvel Civil War #7, each 300,000 unit-plus books.

As a result, operating margins within the publishing segment declined from 42% in Q1 ‘07 to 37% this Q1.  Full-year publishing segment operating margins, however, are expected to range between 41% and 43%.

Cash generation, including restricted cash, remained strong in this quarter with cash and cash equivalents, restricted cash, and short-term investments increasing from $72 million at the beginning of the year to approximately $151 million at March 31, 2008, with no borrowings under our $100 million HSBC line of credit.

As indicated on our balance sheet, total non-recourse film borrowings increased during the quarter by approximately $48 million to a balance of $337 million at March 31, 2008.  Included in the March 31, 2008 totals is approximately $44 million of accrued interest and fees and borrowings of the facility’s origination costs.  Borrowings under our film finance facilities will grow modestly in our second quarter, reflecting the completion of production work on both the Iron Man and The Incredible Hulk feature films in this current quarter.  David Maisel will review our release strategy in more detail in just a few moments.

Given the film revenue recognition accounting we have previously reviewed, at this time we believe that the first quarter in which we will record any revenues related to the Iron Man box office will be our second quarter.  At a minimum, we expect to record a portion of the foreign territory minimum guarantees into revenue for the five pre-sold territories for both Iron Man and Hulk during Q2.  Final collection of these guarantees will then be used to repay loans backed by those minimum guarantees, which are classified as current obligations on our balance sheet.  I’ll remind everyone that none of the revenues or expenses associated with the box office performance for either of the Iron Man or The Incredible Hulk feature films are included in our financial guidance for 2008, although our expectations for consumer products and toys related to these movies, as well as studio overhead and the interest and fees related to the origination of the film slate facility, are included in our full-year guidance.

This morning we updated our full-year financial guidance, reflecting our strong performance to date in 2008. We raised the low end of our net sales guidance.  Now sales are at the range of $370 million to $400 million and we raised net income guidance for the full year 2008 by $4 million at the top and bottom of our range to $104 million to $122 million, and diluted earnings per share guidance range was increased by $0.05, now in the range of $1.35 to $1.55.

Our diluted earnings per share guidance is based on an estimate of 78.2 million weighted average shares outstanding.  During the first quarter, we repurchased approximately 414,000 shares for total consideration of $9.9 million and have approximately $128 million remaining under our current share repurchase authorization.

Absent further stock repurchases, we anticipate ending 2008 with no borrowings other than film financings and a cash and short-term investment balance, including restricted cash, of approximately $130 million to $140 million.

Let me now turn the call over to David Maisel for an update on our film slate projects.

David Maisel
Thanks, Ken. Good morning, everybody. A few words before I get into the details about some of our film projects.  This is clearly a transformative time for Marvel with the successful launch of our first self-financed and produced movie and the announcement of our future films coming up over the next few years.

As many of you know, this is the culmination of a nearly five-year effort to reposition the company and launch this new studio, starting with the analysis and the decision that it was important for us to get much more control of our destiny and the ability to greenlight and make these movies on a predictable basis and also to have the greater financial upside from the films and from the merchandising.

This has now culminated in this first release, Iron Man, which was very successful, as you all know, this past weekend. Numbers are – have been out and circulated – just very quick, to reiterate, the film did $201 million worldwide [estimate] and in the U.S. for the three days, Friday, Saturday, Sunday, did $100.75 million estimate, which is the second-best opening of a non-sequel film of all time and the 10th best movie - of any type of movie - of all time for the opening weekend.  We think this is a fantastic start for the movie. We’re very, very happy with those results and we are also very happy with the word of mouth and the critical acclaim that the film has received, which hopefully will bode well for the upcoming weeks of the movie.

There’s a site called Rotten Tomatoes, which takes all the reviews and has a percentage of which how many of them were positive. Out of 161 reviews, Iron Man received a score currently of 94%, which makes it one of the best reviewed movies of the year and the best reviewed superhero movie of all time.

We are very proud of that achievement. It’s a real validation of the fortunate ingredients that we feel that we have that give us the ability to try and make these movies and have these results.  We have the Marvel brand, which has now been established not just in the comic book world but in the overall film world as a brand that consumers love and understand and trust will deliver a high-energy, exciting, family-friendly, tent-pole movie.

We have our beloved characters and their decades of stories that give us such a treasure chest of possibilities to present to the film-going public.  We have our great fans and their passion, who support and are interested in everything we are doing, and their passion virally just goes through the Internet and the rest of the world building up to our films’ release.

We have a great production team led by Kevin Feige, who has worked incredibly hard on our films and with Iron Man has cracked the puzzle that other studios – New Line had the rights for many, many years – were unsuccessful in doing themselves, in presenting Iron Man like we just have.

I also wanted to say my hat is off to Paramount, who’s been a fantastic partner for us in marketing and distributing the movie.  They’ve been a pleasure to work with and have done a world-class job.

Moving on from Iron Man, we also announced today our future film slate. We’ve decided to not present a new character at the end of 2009 but instead to present it in the optimum time for both the film and for the consumer products’ potential.  So the film slate releases that we’ve announced is starting with Iron Man 2.  The date will be April 30, 2010.  That’s the first weekend of the summer.  Marvel has traditionally presented many movies that weekend, and we view that weekend, which is similar to this weekend in starting Iron Man 2, as an optimum time for this film and our future films, in kicking off the summer and getting the attention that we love for our films from the movie-going public.

We are then going to follow that up with Thor on June 4, 2010.  Thor is another film that our fans have asked for us to make again and again, and presents another type of storyline and different type of genre to our fans.

2011 will be an Avengers-themed year, with the first film being The First Avenger: Captain America – that’s a working title for now – scheduled for May 6, 2011, again kicking off the summer, leading up to The Avengers, which will be set in July, 2011. The exact release data we’ll announce at a later point.

We’re very excited about these four films for many, many reasons, but a couple of comments in terms of how we approach these and something that we are very excited about.  As we’ve creatively developed these storylines, we have such a luxury that our characters, and by now controlling our destiny, we can control where the characters are, and we can have our movies connect and be in the same universe.  So you see these films and the introduction of these characters leading up to The Avengers in July of 2011.

We’re also able to, on an individual basis, have characters pop up in each other’s movies and help make those movies more interesting and get visibility and promotion for our future films.  Many of you already know that at the end of Iron Man, there’s a bit of a treat for the fans with a scene of Nick Fury, our director of S.H.I.E.L.D., talking to Tony Stark.  We also announced at ComicCon in New York that Tony Stark himself is in The Incredible Hulk.  And in reciprocation for that, stay tuned – perhaps the Hulk will be in Iron Man 2.

It’s very exciting as we develop our movies to have this kind of flexibility, and we are going to work very, very hard for our fans and the movie-going public to try and continue this track record of success.

Now a few words about the big, big event coming up in just six weeks, The Incredible Hulk movie.  We are extremely excited and very happy with this film.  It’s the same energy and effort and creative team on this movie from Marvel’s point of view and from the Marvel personnel that are focusing on The Incredible Hulk with a huge amount of effort.  We have one week left to go in post-production on the film, and as I mentioned, we are very happy with the results.

We kicked off the marketing in a very big way this past weekend.  We are very fortunate, like I just said, because we have these other properties we can use them to help our future properties.  With Iron Man getting the attention it did, we had the trailer for The Incredible Hulk in front of Iron Man, which was very well-received.  We also introduced the poster and standees, so that was the big kick-off for The Incredible Hulk marketing, and TV marketing, which is a major part of the campaign, will start the week of May 19th, which is the traditional time frame, four weeks before a movie starts, for the major TV marketing of a major motion picture.

The first trailer that we put out, we’ve been told by Universal is the most viewed trailer on the Internet that they’ve ever released. We are very excited with the fan reaction so far to the creative materials that they’ve seen.  As I mentioned, we are also very excited to have Tony Stark as well in The Incredible Hulk to add that level of texture and interest into the film.

A few words about our illustrative model of the films to help you all in terms of analyzing the results.  We only are going to give an update on this call from the illustrative model that we presented back in August of ’06.  Since we’ve now completed or mainly completed one film and almost the second one, we now have some data that would be relevant for this illustrative model and for this update.

First, regarding production costs and worldwide P&A, as we developed these films we made investments in the films and in the P&A to maximize the potential profitability.  So the levels of production costs and worldwide P&A are higher than the ranges than we had seen in the illustrative model at that point in time.  Production costs range for first films and sequels – first films in our series, the range that would be appropriate would be $135 to $165 million, and the worldwide P&A excluding the five pre-sold territories, $100 to $120 million.  These ranges also seem to be comparable to what other major tent-pole movies are experiencing.

Another expense item is first-dollar gross participations.  We presented a range of what those might be.  I think it was 0 to 7% or 7.5%.  The point I would like to make here is that for our first movies, given how we approach the films and given the strength of the Marvel characters and the brand, the illustrative suggestion would be that these first-dollar gross participations would be relatively minimal and on the low end of that range.

And then lastly, the income from the reserve territories and the tax incentives, there the number that we are experiencing for these two movies on average is in the $37 million to $38 million number. That is a number that is net of the financing charges and the residuals that are related to the reserved territories.

With that, we complete our prepared remarks, and I will pass it back over to Peter.

Peter Cuneo
Thank you very much, David. Operator, we would like to start Q&A.

Operator
Thank you.  Ladies and gentlemen if you would like to register for a question, please press the 1 followed by the 4 on your telephone.  You will hear a three tone prompt to acknowledge your request.  If your question has been answered and you would like to withdraw your registration, you may press the 1 followed by the 3.  And if you are using a speakerphone, please lift your handset before entering your request.  Our first question is coming from the line of Drew Crum from Stifel Nicolaus. Please go ahead sir.

Drew Crum - Stifel Nicolaus
Good.  Thanks.  Good morning, everyone.  Wonder if you could start by talking about your guidance for 2008.  Looking at the midpoint of that, the implied guidance of $0.87, that’s down year to year.  You are obviously up against a tough comp but to the extent you can, can you talk about how the core business is tracking, are you seeing any weakness from the economy?

Peter Cuneo
Drew, it’s Peter.  I think I can take that.  We continue to be very guarded in our guidance with regard to the economy, but as we mentioned in the last conference call and I can repeat, we really have seen no material impact of the negative economy on any of our businesses.

Drew Crum
Okay, very good.  And David, maybe you can talk about – I think you addressed this, sort of, but can you talk about the decision not to pursue an ’09 release and just your overall confidence in getting the 2010 films out?

David Maisel
Absolutely.  We are extremely pleased, obviously, with the results in Iron Man . It is something that is somewhat historic in the industry and we could not imagine a better way to start our new studio.  I think the reverberations of this weekend and the success of Iron Man will be significant in the industry and obviously for Marvel.

All that being said, as you all probably know, we are very focused and very analytical on what’s best for our shareholders and what’s best for our company.  And we very much want to approach this business and continue to have the discipline that we’ve had in making the best decisions for our films and for the company and not get tempted into doing things that perhaps would be good for the short-term but not for the long-term.

When we introduce a new property à la Thor, it’s our determination after thinking and analyzing the situation that it is best for that property to be launched in a time period where it has the maximum potential for the movie and for consumer products.  And the May/June/early-July time period is one that we find is best for both the film and for consumer products.

There’s a second advantage too, which is having it come after Iron Man 2.  It allows us to use Iron Man 2 as helpful to launch the second film that year, both by having the trailer in front of Iron Man 2 and the other promotion around Iron Man 2, where we can use it to also introduce the Thor character, in the same way that we have Tony Stark showing up in The Incredible Hulk and what we did with the Hulk with Iron Man this year.

So after a real assessment of what the best situation is to get the best value for our shareholders, it was clear that the slate we just announced, especially when we saw the success of Iron Man over the past three days, that it was clear coming back with Iron Man 2 as our next movie and then having Thor come five weeks afterwards was the best option for us.

Peter Cuneo
Drew, it’s Peter.  I think, you know, we have said for many years that the one thing that keeps us up at night as an organization is making sure that we have the best creative that is possible for all of our media forms and consumer products.  And we think basically waiting another six months as opposed to possibly rushing a film into late ’09 is the most prudent way to approach this.  We’re on the verge of a major new franchise with Iron Man, and we want to make sure that the second film is absolutely top quality.

Drew Crum
Okay, and then last one, did I hear you correctly in that we should be not modeling a 5% producer fee for the first two films and the –

David Maisel
No, I’m sorry.  I should have said that we – in addition to, you know....  Separate from our 5% of all revenues, the rest of the gross participation should be minimal.

Drew Crum
Okay, very good. Thank you.

David Maisel
We get 5% of all revenues as a producer fee, and that continues.

Drew Crum - Stifel Nicolaus
Right, okay. Thank you.

Operator
Our next question coming from the line of Eric Handler from Lehman Brothers. Please go ahead.

Eric Handler - Lehman Brothers
Yes, a couple of questions on the illustrative model – as I quickly plug in some numbers, it seems like instead of $100 million domestic box office being a break-even point, it seems like somewhere in the neighborhood of $130 million is possibly now the new break-even point, if you assume $150 million production budget.  Also, if you kind of flow that through to Iron Man, if you assume Iron Man does about $250 million of box office revenue in the U.S., I’m sort of getting to $1 of EPS, wanting to know how close you think that is.

And then lastly, I noticed you didn’t have Hulk as a sequel title in 2010 or ’11, and how you view that franchise.

David Maisel
On the first one, Eric, unfortunately we can’t give guidance beyond what we did in terms of updating the illustrative model.  We don’t give guidance on our numbers or our forecast or on what the profitability of the movies are.  All we did is, like other studios have done in our situation, you know, given an illustrative model and then, as we’ve learned more, update that illustrative model – and that’s as far as we can go.

On the second question, we have a release of the Hulk coming up in six weeks, and so we didn’t want to wait. We could have waited until after that release.  We thought it was the appropriate time right now to give the update on the future movies.  However, we definitely plan on using the Hulk continuing after this film.  We are very excited about the movie, and we’ll announce the plans for the Hulk and the future for the Hulk, both for his own movies and for his appearances, perhaps, in other people’s movies - all the different combinations that are open for us.  We’ll analyze those and make that announcement after the Hulk release, which is traditional when you have movies. You announce the use of those movies after those movies are released.

Eric Handler - Lehman Brothers
But if the film is successful, would you consider maybe putting him into ‘011 as a sequel and maybe pushing one of the Avengers movies back?

David Maisel
If the film is successful, we are going to look at every option.  Every option is open to us, Eric.  If the film is successful, we feel like we have a lot of flexibility to make decisions on how to best use the Hulk for our film slate.

Eric Handler - Lehman Brothers
Thanks.

Operator
Our next question is coming from the line of Barton Crockett from J.P. Morgan.  Please go ahead.

Barton Crockett - J.P. Morgan
Okay, great. Thanks for taking the question and congratulations on the start to your Iron Man franchise.  I wanted to ask a little bit about the Spider-Man franchise, where I noticed that’s not on your schedule, you know, of partner kind of film releases.  Where we are we now in terms of the talks with Sony and what, in terms of when that would come out?  And is there some time frame – if they don’t release a movie by a certain time frame, do the rights revert back to Marvel?  You know, I just as a baseline kind of thought that it might be an ‘010 release, but now that looks kind of crowded with your two other movies in there.  And if Spider-Man were scheduled for ‘010, would you then contemplate maybe moving some of your movies around a bit, just to give it more room?

David Maisel
Spider-Man is in development. Spider-Man 4 is in development.  Sony has not yet made a decision on what the release date of that film would be.  We have to make the decisions for what we control, and that’s why we announced our film slate for 2010 and 2011 today.  But we continue to work with Sony in the development of Spider-Man 4.  We are excited working with them on the project, and we look forward to news regarding that.  At this point, we can’t give really any other update than to say that it’s in development, and everyone is very excited about developing Spider-Man 4.

Barton Crockett
But is there some type of like three to four-year timeframe they have in which to create a sequel, you know, and if they don’t do that, do the rights revert back to Marvel?

John Turitzin
Barton, it’s John Turitzin.  They have – their rights get extended by, in addition to movies, by use in animation on television.  I wouldn’t expect to see the Spider-Man rights coming back to us in the foreseeable future.

Barton Crockett
Okay. All right and then one other question, if I can, in terms of the Iron Man sequel – can you give us a sense of what the expenses would look like for the sequel versus the original?  And also, who you have you signed up, if anyone, to star in it? If Robert Downey Jr. is going to be in Iron Man 2?

David Maisel
At this point in time, besides announcing the sequel, you know we are rolling up our sleeves and getting to work right after this phone call.  So it would be premature to comment on any kind of metrics or any kind of details regarding the production at this point in time.  The guide… The illustrative model updates that we just gave were for what we’ve experienced, which is the first two movies of a franchise, rather than sequels.  At this point in time, we can’t really speak about sequels in general or Iron Man 2 in detail. Again, we are going to roll up our sleeves after this call and get to work.

Barton Crockett
But I assume it would be safe to assume that your aspiration would be to try and get Robert Downey Jr. in the sequel?

David Maisel
We’re extremely, extremely happy, as fans around the world are, with Robert.  He has done a fantastic performance and has been a great partner in making this movie, and we would love to have Robert Downey Jr. continue his role as Iron Man.

Barton Crockett
Okay, great. Thank you.

Operator
Our next question is coming from the line of David Miller, SMH Capital. Please go ahead.

David Miller - SMH Capital
Yeah, hi.  Good morning. Congratulations, guys, on the stellar Q1 results and on the Iron Man opening.  A question for either David or Ken – just plugging the numbers here into sort of my version of your illustrative model, if you will, and looking at the global ultimates now on this film, it looks as though – and correct me if I’m wrong – that you guys will see this film emerge from its deficit situation vis-à-vis the P&A number with Paramount, and it looks like you guys will make money in the theatrical frame.  So given that, could you talk about the home video release from a unit sell-through standpoint and when you expect to recognize revenues in that frame? Thanks very much.

Peter Cuneo
David, it’s Peter Cuneo.  Let me say first of all that we really don’t know until we run some of our in-house models, which we have not done yet, exactly what we are going to get paid for when.  I think that – remember that the P&A is crossed – that is, the monies that have to be recouped by Paramount as the distributor, the P&A for the film as well as the DVD are crossed. Until those are recouped and they get their distribution fee, we will not see – other than our gross participation fee – we will not see any cash.  If we don’t see any cash, then we are not going to book any profit.

So the timing still is up in the air, and I would again caution everybody for 2008 to look at this very carefully and make sure that you are fairly safe with your projections.

David Miller
Thank you.

Peter Cuneo
We think that the bulk of the return from Iron Man will occur in 2009.

Operator
Our next question is coming from the line of Arvind Bhatia from Sterne Agee. Please go ahead.

Arvind Bhatia - Sterne, Agee & Leach
Thank you. Good morning.  A couple of questions.  One, I was wondering if you can speak to the merchandise side of Iron Man, as well as Hulk: what you’re hearing from your partners, particularly against Iron Man – you know – any early trends in toys and videogames?

Peter Cuneo
I can’t speak for videogames – I don’t have any information.  But on toys, we are doing very well. Sell-through, which is of course what we care about, to date has been excellent.

Arvind Bhatia
And then on Hulk?

Peter Cuneo
Well, Hulk, there isn’t much to talk about yet because we are still five or six weeks away from the film and as a result – you know, the toy sell-through and the sell-through of other licensed merchandise really wouldn’t pick up until we get closer to that film launch.

Arvind Bhatia
Great. Thank you.

Operator
Our next question is coming from the line of Jason Bazinet from Citigroup. Please go ahead.

Jason Bazinet - Citigroup
Thanks so much. Given the disparity I guess between GAAP EPS and your ability to generate or get the cash out of the film LLC, I was just wondering if you could review those LLC terms, with a particular emphasis on when you could begin to pull cash out of it, assuming things go well for the remaining two films.  Thanks.

David Maisel
Jason, one comment – this is David – I’d like to make about cash disbursements from our facility.  We have a structured finance facility, a portfolio facility for our films, and as with most or all those facilities, the reason you are able to get the attractive terms that we have – non-recourse, no cash collateral, et cetera – is because you have various borrower-blocked accounts and timing and rules for when you can pull cash from those borrower-blocked accounts.

All that being said, three or four years ago when we negotiated that deal, we negotiated two very specific things which essentially are early cash distributions from the facility.  One is the 5% Marvel producer fee – 5% of all revenues.  That essentially is an early cash distribution from us – to us – from the facility, which is very unique.

And the second was keeping all the merchandising and consumer products revenue – the videogames, et cetera – separate from the waterfall for the films, which in many cases are tied in to the film facility, the movie-related merchandise and the movie-related activities.  So essentially we view that, as well, as an early distribution of capital that is generated from our film projects.  So I just want to point out that of the – you know, there’s two cash streams that come to Marvel that in essence are cash that are generative from our film projects, separate from the money that’s in a borrower blocked account.

Jason Bazinet
Understood. And how about the blocked account? Is that late 2010, is that the right way to think about it, or earlier?

David Maisel
John, do you want to speak to that?

John Turitzin
Sure. There are various financial hurdles that have to be met to get cash out of the account. I don’t have those in front of me now. They are probably filed with our SEC documents.  There are difficult hurdles that we have to cross to have the cash come back to us and sort of cross.  And so, as we’re constantly making movies and using funds from the account to make the new movies, I wouldn’t expect any cash distributions for a while.

Jason Bazinet
It is as simple as – I mean, at least my reading of the SEC documents is, you have to make at least three films and have a net cash balance of $350 million. Is that wrong?

John Turitzin
I’m sorry, I’d have to go back and check it. I don’t have it currently in my memory.

Jason Bazinet
Okay.

Kenneth West
Jason, this is Ken.  I just want to clarify, just to kind of bring all these responses back together and focus it back on your question in the sense that when you correlate to the earnings potential and the earnings recognition and timing to Marvel associated with the films, it’s not the cash that’s going to be drawn back directly to Marvel; it’s the cash to be thrown off from our distributor to apply to reduce the debt. And it’s that cash flow that generates the revenue recognition at Marvel.  So that’s how we are going to model it for the future.

Jason Bazinet
Understood. Okay. Thank you.

Operator
Our next question is coming from the line of Alan Gould from Natixis.  Please go ahead.

Alan Gould - Natixis Bleichroeder
Thank you and congratulations as well on the Iron Man opening. First, what kind of upside potential is there from the minimum guarantee on the reserved territories?   Are those just locked and you will get that number that you’ve given us earlier in the updated guidance?

David Maisel
No, these are structured in a way where we do still have a participation, an upside in the territories.  Normally we don’t give guidance on revenue streams so we can’t really comment on that, but we do structure these as minimum guarantees with some sort of participation and upside beyond that.

Alan Gould
Okay, and David, second, how soon before the video release will Paramount start spending cash on the production of the DVDs?  Or what’s typical in the industry with the studios?

David Maisel
You mean spending cash on the production of the DVDs or on the marketing of the DVDs?

Alan Gould
Production.  I assume the – I’m not sure which starts first, the production or the marketing. Either.

David Maisel
You know, we are entering that phase with Paramount now, so I think it would be wrong for me to comment on that at this point.  We would not be able to comment on that with great accuracy, so I probably should pass on that question.

Alan Gould
But what’s an industry standard?  If they use Technicolor or whomever, do you start producing DVDs six, eight weeks before street date?  Is that typical?

David Maisel
I don’t have my production guy on the phone for the DVDs so I really can’t help you with that one right now. We can have – if you follow-up perhaps with Matt, he can talk with Paramount and get you an answer on that.

Alan Gould
Okay, I will. Thank you. And then the last thing is, which of the upcoming films is Avi Arad involved with?

David Maisel
Avi, as you know, is a producer on Iron Man and The Incredible Hulk, and we have not made any decisions on whether we are going to have any outside producers from this point on beyond the Marvel production team.

Alan Gould
Okay. Thank you very much.

Operator
Our next question is coming from the line of Joe Hovorka from Raymond James.  Please go ahead.

Joseph Hovorka - Raymond James
A couple quick questions, first on the comments about the actors, I thought I saw a comment from Jon Favreau that said Robert Downey Jr., Gwyneth Paltrow, and Terence Howard were all signed for three films. Is that incorrect?

David Maisel
No, that’s accurate. Marvel has what are called options for two more movies on those actors.

Joseph Hovorka - Raymond James
Okay, and then the $100 to $120 [million] of P&A spend that you talked about, is that theatrical only or would that include DVD spend as well?

David Maisel
That’s theatrical only.

Joseph Hovorka
Okay, and then I know that Burger King and Audi in particular had some marketing spend associated with their product placement.  Is that correct and is that included or is that on top of the $100 to $120 [million]?

David Maisel
That’s on top of this and in fact, you are exactly right.  I mean, we haven’t commented too much on that on these calls, but we were very happy with the promotional partners for Iron Man.  We especially had four very major ones with Burger King and with Audi and LG and 7-Eleven.  So those revenues that they spend both for product type of packaging, as well as media dollars that they spend, whether it be radio, print, or TV, are all on top of these numbers, as well as the advertising that our partners like Hasbro and Sega do for the toys and the videogames.

Joseph Hovorka
And then going back to your illustrative model on the home video, there’s no changes – we shouldn’t assume a higher P&A spend or a higher advertising spend there, or no?

David Maisel
I think in that model we gave a margin number…

Joseph Hovorka
Right.

David Maisel
…rather than a spend, because we have a worst-case margin number in our contract with our distributor.

Joseph Hovorka
Okay, but inclusive in that margin would be the advertising spend for the DVD?

David Maisel
That’s correct.

Joseph Hovorka
Okay, and then can you talk a little bit on the interactive licenses – you know, two things; one is I know you had two terminate in the quarter, and then secondly, just looking at your game license that you disclosed in your release, you are down to three here, and I know it used to be much longer than that.  Can you talk a bit about where we are at, and whether we expect to see new partners?

David Maisel
A couple of words on that – we are obviously extremely happy with our videogames and frankly our overall gaming approach.  And as a company right now, we view gaming as a very interesting potential growth area for us going forward, and not just console games but casual games and mobile games and the entire gaming arena.  And we have two executives, Simon Philips, who is not only our president of international, but he is also leading our console videogame effort and our animation effort, who is doing a real assessment, and who is out marketing, with his team, future games.  So there will be future announcements about games.  Our track record is very, very good with console games and with the success of our movies, for example, this past weekend and the elevation of our characters through these movies, we feel like the attractiveness will only increase as a console game partner.

We also hired, and we mentioned in our press release, a senior interactive executive, Ira Rubenstein, and we are very happy to welcome him to Marvel and he’ll be leading the effort on other gaming areas, like the massive multi-player online games, like casual games on the Internet, like mobile games.

And one of the nice things is that Marvel, like we now control our properties for our film studio, we also control our properties for those interactive gaming areas. And for example, even casual games on the Internet, properties like Spider-Man and X-Men, which have been licensed for console games, we retained the casual gaming rights.

So we are very excited about the overall gaming sector, that whole spectrum of activities, and we are putting a lot of time and effort into it.

Joseph Hovorka
And you are still looking at a licensing model in that category, correct?  You are not looking at doing it yourself, as in film?

David Maisel
For console games, yes, we are continuing looking at a licensing model and for casual games and for some of the areas where there are less costly approaches, we’re looking at the whole spectrum, from licensing to JVs to self-funding.  So there is an entire spectrum there that we analyze and figure out what’s the best risk/reward ratio for each of those different gaming arenas.

Joseph Hovorka
Okay, and a question for Ken; there was a $35.6 million cash inflow from income taxes payable in the quarter. Can you talk a bit about that and does that reverse?

Kenneth West
That relates to – because it’s presented on the GAAP statement of cash flows as an inflow, it really represents the fact that we’ve accrued that liability, so that’s not actually cash generated from a refund or cash in from the government.  That’s just the accrual associated with earning income and it’s an expectation to pay that next quarter.

Joseph Hovorka
Okay, so it will be paid in ’08?

Kenneth West
It will be paid in ’08. It’s built into our cash flow assumptions.

Joseph Hovorka
Okay, and then one final question – your capitalized film cost of $303 million, is there any non-Iron Man/Hulk capitalized film costs in there?  And if there is, can you quantify that to some extent?

Kenneth West
The answer is yes, there are some other film projects in development.  I don’t have the number handy but it’s all inclusive of all film projects that have been capitalized into that dollar value.

David Maisel
Yeah, and those other non-Iron Man and Hulk projects are relatively minimal in that total.

Joseph Hovorka
Is that like 5% or less or –

Peter Cuneo
Again, Joe, we really don’t comment on those kinds of details with regard to budgets.

Joseph Hovorka
That’s fair.  Thank you, guys.

Operator
Our next question is coming from the line of David Bank, RBC Capital Markets. Please go ahead.

David Bank - RBC Capital Markets
Thanks. Good morning and congratulations on the performance of Iron Man.  It was a great movie.  I guess I had a couple of questions, they were somewhat of clarifications, or two of them were anyway.  First, when you mentioned that you had the two-picture option on Robert Downey Jr. and Gwyneth Paltrow, can you clarify what that means?  Have you set the terms with them beforehand in terms of what you are going to have to pay them?  And is it just that they have the right of first refusal?

The second question is in terms of the sale of the ancillary rights, something like pay TV, free TV, were those pre-negotiated prior to the release of the movie?  Is there some potential upside there on some of those future windows?

Two other questions – the third one is in terms of GAAP recognizing profitability in 2008, I understand that you have to, the P&A has to be recouped and as soon as it’s done theatrical, you start spending money on DVD so you have to recoup that, but does the pre-sale revenue from the international territories, do you immediately recognize that?  And if so, wouldn’t that generate – kind of necessarily generate some profitability in ’08?

And last, and thanks for taking so many questions, was: can you clarify how many Hasbro-related SKUs you have coming from Iron Man?

David Maisel
Let me answer the first two and I think Ken then can answer the pre-sale question and talk about Hasbro.

On the first two, I think your first question was about actor options and how those work.  Let me talk a bit generically about those.  When you negotiate for the first movie, many times you also negotiate at the same time the terms for the second and third movie.  That’s what we did with those actors you mentioned, and those are structured as studio options, so it’s – the studio has the option to bring – have that actor continue in that second or that third movie at the terms that have already been pre-negotiated.  And that’s the situation that we have with our film.

David Bank - RBC Capital Markets
Okay, so you’ve locked in those terms already?

David Maisel
Those have already been negotiated, yes.

David Bank - RBC Capital Markets
Okay.

David Maisel
In terms of free television, I’m glad you asked about that.  That’s something that we carved out of our distribution deals for the simple fact that there are a limited number of buyers, the cable networks and the broadcast networks, and we felt that we had the expertise and the capability to make those sales ourselves without paying a distribution fee on those revenues. And we are happy that that deal was done very successfully. About a month ago, we made an arrangement with the FX Network, and they not only purchased the free television rights – this is domestic free TV – for Iron Man and The Incredible Hulk, but they also purchased the rights for our next three movies and at the time, we had not announced and did not share what those next three movies were.  So we took that as a real vote of confidence, not just in the first two movies but in the overall studio.  So we were very appreciative of FX’s confidence in us at that point in time.

The terms of that deal were also very attractive and really state-of-the-art in terms of the amount of money that we can receive from our free television window.  As many of you might be aware, like the pay TV deals, in the free television deals you get paid an increasing amount as your domestic box office increases, so we’re very happy with the rate that we have.  We are very happy with the partnership with FX and in fact, they had a Marvel Super-Hero Day before the

Iron Man opening, showing all the Marvel movies that they do have the rights for with interstitials, and we think that the FX relationship will be a great partnership going forward.
Ken.

Kenneth West
Yes, there was a question associated with the pre-sale and minimum guarantees, and yes, we will be recognizing revenue associated with those foreign pre-sale amounts, the margin of which will be dependent very much on the ultimate models, you know, the ultimate forecast of revenues and expenses, which we’ll be working on in the next few months.  So yes, those will be recognized in Q2 ‘08.

Peter, do you want to address the Hasbro SKUs?

Peter Cuneo
With regard to the size of the Hasbro line, it’s a modest line.  I think that, though, from Marvel's standpoint and from retailers’ standpoint, there is always a bit of conservatism when it comes to a first film in a franchise.  So retailers were conservative in their ordering patterns, which makes sense, and Hasbro and Marvel also were conservative in the size of the line that we produced.  We certainly think that with the sequel, that that line would be substantially larger.

David Bank
And I’m sorry, just one last follow-up, which is I know you guys don’t want to clarify budgets on particular movies.  Can you humor us and tell us of Hulk and Iron Man, which is the higher budget or are they not materially different?

Peter Cuneo
David, we don’t really talk to that.  Again, I don’t think there is anybody in the entertainment business who will talk directly to its budgets.

David Bank
Okay, thanks, guys.

Operator
Our next question is coming from the line of Doug Creutz from Cowen & Co.  Please go ahead.

Doug Creutz - Cowen & Company
Hi, thanks.  Just a follow-up on a previous question – with Spider-Man 4 not set, I guess conceptually, are you guys open to doing three Marvel films in a summer or do you think that that is too high of a density for your pictures and you’d be looking to either move one to the holiday or to some other window?  Thanks.

David Maisel
You know… I think it’s – everything is specific in terms of what the competitive set in a summer is and what the films are, but we very much view the success of our movies as dependent upon how good a quality film we can make and market and what the competitive set is around the first couple of weekends around that movie.  We don’t necessarily see any kind of rule on how many Marvel-related films can be out there.  They all I think build on each other, and we have very different storylines to tell.  So it really depends upon the individual – you know, we focus on the best movie we can make and do the best marketing we can and look at the competitive environment in the week of opening, of course, and a few weeks afterwards.

Doug Creutz
Great, thanks.

Operator
Mr. Cuneo, I’ll turn the call back to you for closing remarks.

Peter Cuneo
Thank you very much, Operator and thank you all for participating once again, and we look forward to talking with you all when we report the second quarter.  Thank you again. Good day.

Operator
Ladies and gentlemen, this does conclude the conference call for today.  We thank you all for your participation and ask that you please disconnect your lines.  Have a great day, everyone.